Exhibit 10.7

CUSTOM SYNTHESIS AGREEMENT

By and Between

Merck & Co., Inc.

and

WuXi PharmaTech Co., Ltd.

This Agreement (the “Agreement”) confirms the mutual understanding by and between Merck & Co., Inc., a New Jersey corporation having a place of business at One Merck Drive, Whitehouse Station, NJ 08889 (“MERCK”), and WuXi PharmaTech Co., Ltd., a Chinese corporation having a place of business at Building 4, 2nd Floor A, 253 AiDu Road, Shanghai WaiGaoQiao Free Trade Zone, Shanghai, China, PS 200131 (“PHARMATECH”).

1.	Purpose: PHARMATECH agrees to diligently perform services (the “Services”) for the purpose of synthetically preparing certain quantities of proprietary organic compounds (the “Compound(s)”) for MERCK.

2.	Authorized Purchase Order: MERCK shall submit a Requisition to PHARMATECH for each Compound it desires. The Requisition shall state the specifications for the Compound, including its chemical structure, gram quantity (or molar equivalent), synthetic routes if available, and date needed. Within thirty (30) days of its receipt of a Requisition, PHARMATECH shall notify MERCK, in writing, of either (i) the price; or (ii) its inability to make, the requested Compound(s). If PHARMATECH quotes a price to MERCK for the Compound(s), MERCK shall have thirty (30) business days from its receipt of same, to advise PHARMATECH, in writing, of its decision to reject or accept the Compound(s) at the quoted price, and upon such acceptance, shall issue an Authorized Purchase Order (“APO”). It is understood and agreed that the entering into of this Agreement by the parties shall not impose any obligation on MERCK to submit any APO’s or Requisitions to PHARMATECH.

3.	MERCK Material: For the proposed Services to be initiated under this agreement, MERCK may submit to PHARMATECH chemical material (“MERCK Material”). The MERCK Material is not to be used in humans. It is understood that the MERCK Material is provided only for the proposed Services to be carried out hereunder and shall not be used for any other purpose nor shall the MERCK Material or any derivatives, analogs, modifications or components thereof or information about said MERCK Material be transferred, delivered or disclosed to any third party without the prior written consent of MERCK. PHARMATECH shall have no rights to the MERCK Material other than as provided in this Agreement. Any and all unused MERCK Material shall be returned to MERCK promptly upon completion of such Service or otherwise disposed of in accordance with instructions from MERCK.

4.	Compound Supply: The Compound(s) generated hereunder shall be the sole and exclusive property of MERCK. PHARMATECH shall deliver to MERCK, * the requested amount, accompanied by a document, in English, describing the * to prepare each * and * to prove chemical identity and confirm overall *. MERCK shall have no obligation to accept or pay for any Compound(s) for which any of this data is not provided.

PHARMATECH shall advise MERCK of all quantities of the Compound(s) generated hereunder in excess of the quantities requested by MERCK, which MERCK may agree to purchase at a mutually agreeable discounted price. If MERCK, in its sole discretion, decides not to purchase such additional quantities of any Compound(s), PHARMATECH agrees to dispose of such remaining quantities of the Compound(s), at its own cost and expense, according to instructions from MERCK. In no event shall PHARMATECH have any rights in or to any of the Compound(s) and PHARMATECH shall not retain any of the Compound(s) for its own purposes, or to use on behalf of any third party.

5.	Term: The Term of this Agreement shall be five (5) years with the Services commencing on December 1, 2002 and ending on December 1, 2007.

6.	Payment: MERCK shall pay the agreed upon amount for the Compound(s) to PHARMATECH within * of delivery of the Compound(s) to MERCK. MERCK shall have no obligation to make any payments whatsoever or bear any costs or expenses, other than those set forth hereunder or confirmed by the parties following an APO.

7.	Confidentiality: PHARMATECH agrees to keep confidential and not to use, except for the purpose described in paragraph 1 above, all information supplied by MERCK and all information, reports and Compound(s) generated by PHARMATECH as a result of the Services performed hereunder. These obligations of confidentiality and non-use shall continue at all times beyond the term of this Agreement. This Agreement shall not restrict PHARMATECH’s use or disclosure of information which (i) is in the public domain by use and/or publication before its receipt from MERCK; (ii) was already in PHARMATECH’s possession prior to receipt from MERCK; or (iii) is properly obtained by PHARMATECH from a third party which has a valid legal right to disclose such information to PHARMATECH and is not under a confidentiality obligation to MERCK.

8.	Reports/Use of Information: PHARMATECH shall provide MERCK with written reports on a monthly basis for each of the Compound(s), and the Product Report upon delivery of each Compound as outlined in Article 4 of this Agreement. MERCK and its Affiliates (entities at least 50% owned by, under common ownership with or which own at least 50% of MERCK)

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall have the right to use all information in the reports for any and all purposes. It is further understood that MERCK and its Affiliates shall have an unrestricted right to use any and all technical information developed pursuant to this Agreement or used by PHARMATECH hereunder, which is not covered by any patent, provided the technical information relates directly or indirectly to the Services performed hereunder.

9.	Inventions: PHARMATECH shall promptly inform MERCK of any and all inventions or discoveries. Inventions and discoveries, whether patentable or not, resulting from the Services and related to the Compound(s), shall be the sole and exclusive property of MERCK. PHARMATECH will, upon request by MERCK, promptly execute any and all patent applications, assignments or other instruments which MERCK deems are necessary or useful for the protection of any such inventions and discoveries, which shall be filed or prepared at MERCK’s cost and expense. Inventions and discoveries, whether patentable or not, resulting from the Services and solely related to the technical processes developed and/or used by PHARMATECH hereunder, shall be the sole and exclusive property of PHARMATECH. PHARMATECH hereby grants to MERCK, a worldwide, royalty-free, non-exclusive, sublicensable license to practice any such PHARMATECH inventions and discoveries.

PHARMATECH represents and warrants that no governmental entity nor any third party has or shall have any claim or right to any inventions or discoveries resulting from the Services hereunder.

10.	Compliance with Law: PHARMATECH shall conduct the Services in accordance with all applicable laws, rules and regulations, including without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices. PHARMATECH hereby certifies that it will not or has not employed or otherwise used, in performing the Services, any person debarred under Section 306 (a) or (b) of the Federal Food, Drug and Cosmetic Act.

11.	Limitation of Liability: MERCK assumes no responsibility and shall have no liability for the nature, conduct, or results of the Services, testing or other work performed under this Agreement. Notwithstanding the foregoing, PHARMATECH assumes no responsibility and shall have no liability for any use of the Compound(s) by MERCK or its Affiliates.

12.	Use of Name: Neither party shall use the name of the other party in any publicity, news releases or advertising related to this Agreement or the subject matter hereof without the prior written consent of the other party.

13.	Governing Law: This Agreement shall be governed by the laws of the State of New Jersey and the United States as applicable herein.

14.	Termination: MERCK may terminate this Agreement * (the “Termination Date”). In such event, MERCK shall reimburse PHARMATECH for its pro-rata costs incurred and any non-cancelable commitments made up to the Termination Date. Upon termination, or at any other time that MERCK may request, PHARMATECH promptly shall return all documents and information supplied by MERCK and all documents and information generated by PHARMATECH in the course of performing the Services hereunder; except that PHARMATECH may retain one copy of such documents and information in its confidential files solely for its record keeping purposes. Additionally, the provisions of Articles 4, 7, 8, 9, 11, 12, and 13 shall survive termination or expiration of this Agreement.

15.	Assignment: PHARMATECH may not assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of MERCK. This Agreement shall inure to the benefit of and be binding upon each party and its successors and permitted assigns.

16.	Contacts: All notices which are required or permitted hereunder shall be in writing and sufficient if sent by e-mail, telecopier or nationally-recognized overnight courier or sent by registered or certified-mail, postage prepaid, and addressed as follows:

If to MERCK:	Merck & Co., Inc. Attn:* 126 E. Lincoln Ave. Rahway, NJ 07065 Telecopier No.: 732-594-8530

If to PHARMATECH:	WuXi PharmaTech Co., Ltd. Attn: Ge Li Building 4, 2nd Floor A, #253 AiDu Road Shanghai WaiGaoQiao Free Trade Zone, Shanghai, China 200131 Fax: 01186-21-50461087

17.	Entire Agreement: This Agreement, together with any APO’s, constitutes the entire agreement between MERCK and PHARMATECH with respect to the Services and supercedes all prior communications, understandings and agreements between the parties with respect to the Services. No waiver or modifications of this Agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of such party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the later date set forth below.

Merck & Co., Inc.	WuXi PharmaTech Co., Ltd.

By:
Title:
Date:

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.